Exhibit 99

August 19, 2015

FOR IMMEDIATE RELEASE

Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION APPOINTS JOHN M. DALTON

AS ITS CONTROLLER AND CHIEF ACCOUNTING OFFICER

New York, New York – August 19, 2015 - Leucadia National Corporation (NYSE: LUK) announced today that that John M. Dalton will become Leucadia’s Controller and Chief Accounting Officer, succeeding Barbara Lowenthal, effective on or before September 15, 2015.

Mr. Dalton, age 33, was most recently the Assistant Controller and Director, Consolidations and Financial Reporting of TEGNA Inc./Gannett Co., Inc. Since 2004, Mr. Dalton has held other accounting and audit positions at TEGNA/Gannett. Mr. Dalton graduated from James Madison University, where he obtained a Bachelor of Business Administration and is a licensed CPA.

Teresa Gendron, Chief Financial Officer of Leucadia, stated: “I have worked with John at TEGNA/Gannett and am very pleased he will be joining us. We will benefit from his knowledge and experience, and we look forward to working with John as our newest partner.”

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About Leucadia

Leucadia National Corporation is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, oil and gas exploration and production and asset management. The Company also owns equity interests in businesses that are accounted for under the equity method of accounting, including a diversified holding company, real estate, commercial mortgage banking and servicing, telecommunication services in Italy, automobile dealerships and development of a gold and silver mining project.